AMENDMENT TO CERTIFICATE OF DESIGNATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
GMX RESOURCES INC.
(PURSUANT TO SECTION 1032 OF THE
OKLAHOMA GENERAL CORPORATION ACT)

GMX RESOURCES INC., a corporation organized and existing under the Oklahoma General Corporation Act (hereinafter called the “Company”), in accordance with Section 1032 of the Oklahoma General Corporation Act, does hereby certify:
1.    No shares of Series A Junior Participating Preferred Stock of the Company have, as of the date of this Certificate, been issued.
2.    A resolution providing for amendments to the Certificate of Designation of the Series A Junior Participating Preferred Stock of the Corporation, was duly adopted by the Board of Directors of the Corporation, which resolution provides as follows:
“RESOLVED, that the Certificate of Designation of Series A Junior Participating Preferred Stock of the Corporation, dated May 17, 2005, filed with the Oklahoma Secretary of State, shall be amended by amending Section 2(A) to insert the following at the end of the existing section: “, and the Adjustment Number shall be adjusted accordingly; provided, however, that no adjustment shall be made to the Adjustment Number in connection with the combination of Common Stock described in the Company’s Amended Certificate of Incorporation dated December 18, 2012 to be effective on January 3, 2013.”

IN WITNESS WHEREOF, GMX RESOURCES INC. has caused this certificate to be duly executed on its behalf by the undersigned officers this 2nd day of January, 2013.
GMX RESOURCES INC.
By: /s/ Harry C. Stahel, Jr.
    Harry C. Stahel, Jr.
    Executive Vice President - Finance

Attest:
/s/ James A. Merrill
James A. Merrill
Secretary